Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated May 7, 2014, with respect to the combined financial statements of Transocean Partners LLC Predecessor and the balance sheet of Transocean Partners LLC, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-196958) and related Prospectus of Transocean Partners LLC for the registration of common units representing limited partner interests.

/s/ Ernst & Young LLP

Houston, Texas

July 11, 2014